Exhibit 99.1

NEWS RELEASE	TALX

Contact: L. Keith Graves Phone: 314-214-7000 E-mail: lkg@talx.com

TALX ACQUIRES JON-JAY ASSOCIATES, EXPANDING
THE WORK NUMBER AND TAX MANAGEMENT SERVICES

     ST. LOUIS, MO (April 20, 2005) – TALX Corporation (NASDAQ: TALX) today announced the acquisition of Jon-Jay Associates, which specializes in providing unemployment cost management services as well as an employment verification service.

     Jon-Jay, headquartered in Boston, had revenues of approximately $8.5 million in 2004 and is expected to be accretive to TALX’s fiscal 2006 earnings per share. The purchase price of approximately $24 million in cash was financed through TALX’s new credit facility that was announced last week.

     William W. Canfield, chairman and chief executive officer of TALX, said, “With our acquisitions of several unemployment cost management businesses over the last three years, we have shaped a strong market position with our UC eXpress® services. This newest acquisition enhances our market position with approximately 900 additional clients, and provides approximately six million new employment-related data records for our leading service – The Work Number®. With the additional data records provided by this acquisition, we can better serve the needs of our verifying clients.

     “Jon-Jay has been a family-owned business with a strong 40-year tradition of excellent service and is a well-respected company in the Boston and Columbus, Ohio business communities where it operates. We are delighted to have this experienced, professional team as part of TALX. There is an exceptional fit between Jon-Jay’s businesses, its approach to service delivery and TALX’s existing services. We are excited about the opportunities that uniting these businesses offers, and welcome these businesses, clients and employees to TALX.”

     Benefits of the acquisition include:

•	An expanded customer base for TALX’s enhanced tax management services;

•	Additional employment records that will expand the database for The Work Number, the nation’s leading automated employment and income verification service; and

•	Excellent cross-selling opportunities for TALX to provide more of its expanding outsourced services to clients desiring fewer vendor relationships.

     TALX Corporation is a leading provider of payroll-related and human resources services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services – automated employment and income verification services via The Work Number and unemployment cost management services via UC express. TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades in The Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s web site at www.talx.com.

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, expected earnings accretion of the acquisition, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-Q for the quarterly period ended September 30, 2004 under the caption “Risk Factors” in “Part I – Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors,” as well as (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third-party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as residential mortgage activity and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with changes in economic conditions or unemployment compensation laws; (7) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (8) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (9) risks relating to the applicability of the SUTA Dumping Prevention Act of 2004 to our tax planning services; and (10) the risk of interruption of our computer network and telephone operations, including potential slowdown or loss of business as potential clients review our operations. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

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